Exhibit 99.1
VOTING TRUST AGREEMENT
This Voting Trust Agreement (the “Agreement”) is entered into as of the lst day of January, 1985 by and between Juanita A. Borick and Louis L. Borick, individually and as Trustee, as such term is defined in paragraph D below, with respect to the following facts and circumstances:
A. Juanita A. Borick and Louis L. Borick each have a community property interest in 1,689,932 shares of common stock of Superior Industries International, Inc., a Delaware corporation (“Company”) (collectively referred to as the “Stock”). The serial numbers of the stock certificates and the numbers of shares represented by each are listed in Exhibit “A” attached hereto. For all purposes of this Agreement “Stock” shall also include all dividends received by the Trustee which are paid in stock of the Company or its affiliates or subsidiaries having any voting powers, but shall not include any Stock released from this Agreement pursuant to Section 4 below.
B. Louis L. Borick is currently the President and Chairman of the Board of the Company.
C. In connection with the dissolution of the marriage of Louis L. Borick and Juanita A. Borick, a bifurcated interlocutory judgment of dissolution was entered on the 5th day of October, 1983.
D. In connection with such dissolution of their marriage and the property settlement aspects thereof, Juanita Borick and Louis L. Borick are entering into this Agreement in order to provide continuity and stability in the policy and management of the Company.
E. Juanita A. Borick and Louis L. Borick each desire to deposit a portion of the Stock owned by them, respectively, with Louis L. Borick as trustee (the “Trustee”) on the terms and conditions of this Agreement and Louis L. Borick, individually and as the Trustee, desires to act under the terms and conditions of this Agreement.

THEREFORE, Juanita Borick and Louis L. Borick, individually and as Trustee, agree as follows:
1. Transfer of Stock to Trustee.
1.1 Deposit of Stock; Voting Trust Certificates. Juanita A. Borick and Louis L. Borick shall each forthwith deposit 544,966 shares of Stock (the “Trust Stock”) with the Trustee representing in the aggregate 1,089,932 shares of Trust Stock. All the stock certificates representing the Trust Stock shall be endorsed in blank or to the Trustee and shall be accompanied by such instruments of transfer as to enable the Trustee to cause the Trust Stock to be transferred into the name of the Trustee, as hereinafter provided. On receipt of the Trust Stock by the Trustee and the transfer of the stock certificates into the name of the Trustee, the Trustee shall hold the Trust Stock subject to the terms of this Agreement and shall thereupon issue and deliver to Juanita Borick and Louis L. Borick, individually, voting trust certificates (“Voting Trust Certificates”) for the shares so deposited by each of them. For all purposes of this Agreement, Juanita Borick and Louis L. Borick and any persons to whom or entities to which the Voting Trust Certificates are transferred and registered with the Trustee are referred to collectively as the “Certificate Holders.” “Voting Trust Certificates” includes not only the Voting Trust Certificates issued pursuant to this Section 1.1 but also any Voting Trust Certificates issued pursuant to Sections 3.3 and 6.1 below.
1.2 Stock Certificates. All stock certificates transferred and delivered to the Trustee shall be surrendered by the Trustee to the Company and cancelled. New stock certificates therefor shall be issued to and held by the Trustee in the name of “Louis L. Borick as Voting Trustee” and in the stock transfer records of the Company as well as on each of the stock certificates it shall be noted that the stock certificates issued to the Trustee were issued pursuant to this Agreement.
2. Voting Trust Certificates. The Voting Trust Certificates shall be in the following form:

No. _____	_____ Shares
Superior Industries International, Inc.,
a Delaware corporation
Voting Trust Certificate for Common Stock
This certifies that  _____  (referred to herein as the “Certificate Holder”) is entitled to all the benefits arising from the deposit with the Trustee under a Voting Trust Agreement dated January 1, 1985 (the “Agreement”) entered into by and between Juanita Borick and Louis L. Borick, individually and as Trustee, of stock certificates for  _____  shares of the common stock (the “Stock”) of Superior Industries International, Inc., a Delaware corporation (the “Company”), as provided in and subject to the Agreement. The Certificate Holder shall be entitled to receive dividends of cash, securities or property, if any, received by the Trustee upon the Stock, except that any dividends payable in common or other stock of the Company or its subsidiaries or affiliates having any voting powers shall be held by the Trustee subject to the Agreement and the Trustee shall issue voting trust certificates therefor in form similar hereto. Until the Trustee shall have transferred and delivered the Stock to the Certificate Holder pursuant to the Agreement, the Trustee shall possess and shall be entitled to exercise all rights and powers of an absolute owner of the Stock (other than the right to sell or hypothecate said Stock which right can only be exercised with the prior written consent of a certificate holder), including the right to vote the Stock for every purpose and to execute consents in respect thereto for every purpose, it being expressly stipulated that no voting right passes to the owner hereof, or his or her assigns, under this certificate or any agreement expressed or implied.

This certificate is issued, received and held under, and the rights of the owner hereof are subject to the terms of the Agreement (copies of the Agreement, and all amendments thereto, if any, are on file in the principal office of the Company in Van Nuys, California, and in the office of the Company in the State of Delaware, and shall be open to the inspection of any Certificate Holder or stockholder of the Company, daily during business hours). A Certificate Holder, by acceptance hereof, assents and agrees to be bound by all the provisions of the Agreement as if the Agreement had been signed by such Certificate Holder.
In the event of the dissolution or the partial or total liquidation of the Company, or the sale of any Stock, any cash, securities, rights or property received by the Trustee in respect of the Stock shall be distributed among the Certificate Holders in proportion to their interests as shown by the books of the Trustee, or in the case of a sale, to the Certificate Holder who shall have consented to such sale of Stock represented by a Certificate.
If any dividend or distribution other than stock of the Company or its affiliates or subsidiaries having any voting powers is received by the Trustee, the Trustee shall distribute the same to the Certificate Holders. Such distribution shall be made to the Certificate Holders ratably in accordance with the number of shares represented by their respective Voting Trust Certificates.
Stock certificates for the number of shares of stock then represented by this certificate, or any cash, property or securities received by the Trustee for such shares, shall be due and deliverable to Certificate Holders upon the termination of the Agreement as provided therein.
The Agreement shall continue in full force and effect until December 31, 1989 unless terminated prior thereto, as provided in the Agreement.

This certificate is transferable on the books of the Trustee at his office in Van Nuys, California (or elsewhere as designated by the Trustee), by the holder hereof either in person, or by his or her duly authorized attorney, in accordance with the rules established for that purpose by the Trustee and on surrender of this certificate properly endorsed. The transfer of the Stock and this certificate are subject to certain restrictions and the Trustee is not required to recognize any transfer of this certificate or the Stock not made in accordance with the provisions of the Agreement. Title to this certificate when duly endorsed shall, to the extent permitted by law and the Agreement, be transferable with the same effect as in the case of a negotiable instrument. Each holder hereof agrees that delivery this certificate, duly endorsed by any holder hereof, shall vest title hereto and all rights hereunder in the transferee; provided that the Trustee may treat the Certificate Holder, or the bearer hereof when this certificate is presented duly endorsed in blank as the absolute owner hereof and of all rights and interests represented hereby, for all purposes whatsoever, and the Trustee shall not be bound or affected by any notice to the contrary or by any notice of any trust, whether express , implied or constructive, or of any charge or equity respecting the title or ownership of this certificate, or the shares of Stock represented hereby. No delivery of stock certificates represented hereby, or the proceeds thereof, shall be made without surrender of this certificate to the Trustee properly endorsed.
This certificate shall not be valid for any purpose until signed by the Trustee.
The word “Trustee” as used in this certificate means the Trustee acting under the Agreement.
In witness whereof, the Trustee has signed this certificate on  _____  , l9  _____  ..
_____________________________
Louis L. Borick
Trustee

For value received,  _____  hereby assigns the within certificate, and all rights and interests represented thereby to  _____  and appoints  _____  attorney to transfer this certificate on the books of the Trustee mentioned herein, with full power of substitution.
Dated:
_____________________

In the presence of:

Note: the signatures to this assignment must correspond with the names as written upon the face of this certificate in every particular , without alteration , enlargement or any change whatever . All endorsements, in the discretion of the Trustee , shall be guaranteed by a bank or trust company satisfactory to the Trustee.
3. Transfer of Voting Trust Certificates.
3.1 Transfer Procedure. The Voting Trust Certificates shall be transferrable at the principal office of the Trustee in Van Nuys, California (and at such other office as the Trustee may designate by an instrument in writing signed by him and sent by mail to the Certificate Holders pursuant to Section 15 below) on the books of the Trustee by the Certificate Holders, either in person or by their duly authorized attorney, upon surrender thereof in accordance with the rules established for that purpose by the Trustee. The Trustee may treat the Certificate Holders as owners of the Voting Trust Certificates for all purposes whatsoever, but he shall not be required to deliver the stock certificates under Sections 4 and 5 below without the surrender of the Voting Trust Certificates.

3.2 Duplicate Voting Trust Certificates. If a Voting Trust Certificate is lost, stolen, mutilated or destroyed, the Trustee, in his discretion, may issue a duplicate of such certificate upon receipt of: (i) evidence of such facts satisfactory to him; (ii) an indemnity satisfactory to him; (iii) the existing certificate , if mutilated; and (iv) his reasonable fees and expenses in connection with the issuance of a new certificate.
3.3 Other Transfers. The Trustee shall not be required to recognize any transfer of a Voting Trust Certificate not made in accordance with the provisions of this Agreement.
4. Release of Trust Stock. A Certificate Holder may cause all or a portion of the shares of Trust Stock represented by his or her Voting Trust Certificates to be released from the provisions of this Agreement and to be transferred to such Certificate Holder, or upon his or her order, only in the following circumstances and in strict conformance with the conditions contained in this Section 4.
4.1 Public Offering. Shares of the Trust Stock may be released by the Trustee for inclusion in a public offering with respect to which a registration statement which includes such shares has been filed under the Securities Act of 1933 with the Securities and Exchange Commission.
4.2 Sale Pursuant to Rule 144. Shares of the Trust Stock may be released from time to time by the Trustee for sale by the Certificate Holder pursuant to the provisions of Rule 144 under the Securities Act of 1933 provided, that Certificate Holder prior thereto, has disposed of all other shares of Stock individually owned by him or her.
4.3 Sales Other Than Pursuant to Rule 144. To the extent that Rule 144 is not applicable to a Certificate Holder then shares of the Trust Stock may be released from time to time by the Trustee for sale by the Certificate Holder; provided, however, that Certificate Holder, prior thereto, has disposed of all other stock owned by him or her, and, provided further, that no more than ten percent (10%) of the Trust Stock owned by a Certificate Holder shall be sold within any consecutive calendar quarter during the term hereof.

4.4 No Other Circumstances. Under no other circumstances may shares of the Trust Stock be released from the provisions of this Agreement except upon termination of this Agreement.
4.5 Evidence. At such time as a Certificate Holder requests the release of any shares of the Trust Stock pursuant to Section 4.1 or 4.2 above, Certificate Holder shall furnish evidence satisfactory to Trustee of Certificate Holder’s compliance with the provisions of this Section 4.
5. Termination Procedure.
5.1 Termination Notice. Upon the termination of this Agreement under Section 10 below, the Trustee or his personal representative , at such time as he may choose during the period commencing twenty days before and ending twenty days after such termination , shall give notice of such termination to the Certificate Holders at the addresses appearing on the transfer books of the Trustee. After the date specified in any such notice (which date shall be fixed by the Trustee), the Voting Trust Certificates shall cease to have any effect and the Certificate Holders shall have no further rights under this Agreement other than the right to receive the stock certificates representing the shares of Trust Stock or other property distributable under the terms hereof upon the surrender of the Voting Trust Certificates.
5.2 Delivery of Stock Certificates. Within thirty days after the termination of this Agreement, the Trustee or his personal representative shall transfer and deliver the stock certificates to the Certificate Holders, upon the surrender of the Voting Trust Certificates properly endorsed, such delivery to be made in each case at the office of the Trustee.

5.3 Deposit of Stock Certificates with Company. At any time subsequent to thirty days after the termination of this Agreement, the Trustee or his personal representative, may deposit any remaining Trust Stock with the Company with authority in writing to the Company to transfer and deliver the stock certificates representing the Trust Stock to the Certificate Holders entitled thereto in exchange for Voting Trust Certificates representing the like number of shares of Stock. Upon such deposit, all further liability of the Trustee and his personal representative, for delivery of stock certificates and the delivery or payment of dividends upon surrender of Voting Trust Certificates shall cease, and the Trustee and his personal representative, shall not be required to take any further action under this Agreement.
6. Dividends.
6.1 Cash, Securities or Property; Voting Stock. During the term of this Agreement, each Certificate Holder shall be entitled to receive all dividends of cash, securities or property, if any, received by the Trustee upon the shares of Trust Stock represented by the Voting Trust Certificates held by such Certificate Holder. However, if any dividend in respect of the Stock is paid, in whole or in part, in stock of the Company or its affiliates or subsidiaries having any voting powers, the Trustee shall hold the certificates for such stock subject to the terms of this Agreement, and the Certificate Holder shall be entitled to receive Voting Trust Certificates issued under this Agreement for the number and class of stock received as such dividend. Certificate Holders entitled to receive the dividends described above shall be those registered as such on the transfer books of the Trustee at the close of business on the date fixed by the Company for the taking of a record to determine those holders of its stock entitled to receive such dividends.
6.2 Distribution of Dividend. If any dividend with respect to the Trust Stock is paid other than in stock of the Company or its affiliates or subsidiaries having voting powers, then the Trustee shall distribute the same among the holders of the Voting Trust certificates registered as such at the close of business on the date fixed by the Company for the taking a record to determine those holders of its stock entitled to receive such distribution. Such distributions shall be made to holders of Voting Trust Certificates ratably, in accordance with the number of shares represented by their respective Voting Trust Certificates.

6.3 Distribution of Dividends by Company. In lieu of receiving cash dividends upon the Trust Stock and paying the same to the Certificate Holders pursuant to the provisions of this Agreement, the Trustee may instruct the Company in writing to pay such dividends to the Certificate Holders. Upon receipt of such written instructions, the Company shall pay cash dividends directly to the Certificate Holders. Upon such instructions being given by the Trustee to the Company, and until revoked by the Trustee, all liability of the Trustee with respect to cash dividends shall cease. The Trustee may at any time, and from time to time, revoke such instructions and by written notice to the Company direct it to make cash dividend payments to the Trustee.
7. Dissolution of the Company. In the event of the dissolution or total or partial liquidation of the Company, whether voluntarily or involuntarily, the Trustee shall receive the cash, securities, rights, or property to which the Certificate Holders are entitled, and shall distribute the same among the Certificate Holders in proportion to their interests as shown by the books of the Trustee, or the Trustee may in his discretion deposit cash, securities, rights or property with any bank or trust company with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Trustee in respect of such cash, securities, rights or property so deposited shall cease.
8. Reorganization of the Company. In case the Company is merged into or consolidated with, another corporation, or all or substantially all of the assets of the Company are transferred to another corporation, for all purposes of this Agreement the term “Company” shall include such successor corporation and the Trustee shall receive and hold under this Agreement any stock, options, warrants or other rights to obtain an equity interest in such successor corporation received on account of his ownership, as Trustee of the Stock. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation or transfer may remain outstanding, or the Trustee may, in his discretion, substitute for the Voting Trust Certificates new voting trust certificates in appropriate form. For all purposes of this Agreement the term “Voting Trust Certificates” shall include such new voting trust certificates. For all purposes of this Agreement the term “Stock” shall be taken to include: any stock, options, warrants or other rights to obtain an equity interest in the successor corporation which may be received by the Trustee in lieu of all or any part of the Stock.
9. Rights of the Trustee.
9.1 General Rights. Until the surrender of the Voting Trust Certificates for cancellation and until the actual delivery to the Certificate Holders of the stock certificates in exchange for the Voting Trust Certificates, the Trustee shall have the right , subject to the provisions of this Section 9 to exercise, in person or by his nominees or proxies, all stockholders’ voting rights and powers with respect to the Trust Stock , and to take part in or consent to any corporate or stockholders’ action of any kind whatsoever. The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever which may be presented at any meeting or require the consent of stockholders of the Company. Without limiting such general rights, it is understood that such action or proceeding may include, upon terms satisfactory to the Trustee or to his nominees or proxies ( i) mortgaging, creating a security interest in , and pledging of all or any part of the property of the Company, ( ii) the lease or sale of all or any part of the property of the Company, for cash, securities or other property, (iii) the dissolution and winding up of the Company , (iv) the consolidation , merger , reorganization or recapitalization of the Company, (v) the issuance or creation of additional securities of the Company, (vi) the right to vote on a question submitted to the stockholders of the Company under a statute or regulation enacted or promulgated after the date of this Agreement, (vii) the power to call a special meeting , or (viii) any action of any character whatsoever which may be presented at any meeting or require the consent of the stockholders of the Company; provided, however, (ix) in any matter brought before the Board of Directors of the Company involving any dealings between the Company and the Trustee, as an individual officer, and director of the Company, which dealings are of a direct economic nature, such matter shall be subject to approval by a majority vote of the Board of Directors excluding the Trustee.

9.2 Trustee Duty. In voting the Trust Stock the Trustee shall exercise his best judgment, but he shall not be personally responsible with respect to any action committed or omitted pursuant to his vote so cast or with respect to any matter or act committed or omitted to be done under this Agreement, provided such commissions or omissions do not amount to willful misconduct on his part, and provided also that the Trustee at all times exercises good faith in such matters. In addition, the Trustee shall not be liable in acting on any, notice, request, consent, certificate, instruction, or other paper or document or signature believed to be genuine and to have been signed by the proper party or parties.
10. Term. This Agreement shall continue in effect for a term of five (5) years until December 31, 1989, but shall terminate earlier upon the occurrence of either of the following events: (i) the execution by the Trustee of a document terminating this Agreement, duly filed in the office of the Company in Van Nuys, California, and in the office of the Company in the State of Delaware; or (ii) sixty (60) days after the death of Louis L. Borick.
11. Compensation and Reimbursement of Trustee. The Trustee shall serve without compensation.
12. Successors to Trustee. Louis L. Borick shall serve as the sole Trustee during the term of this Trust, provided, however, in the event that Louis L. Borick shall die, or at any time during the term of this Trust shall become permanently incapacitated so that he is unable or incapable of performing the duties of Trustee hereunder, then, and in such event, Steven J. Borick shall become successor Trustee with all of the rights, powers and duties vested in the Trustee under this Agreement. In the event that Steven J. Borick shall thereafter die or become unable or incapable to perform the duties of Trustee, then, in such event, Linda Borick Davidson shall be and become successor

Trustee. The incapacity of a Trustee shall occur when a Trustee is unable or incapable of performing his duties for a period of ninety (90) consecutive days or more and such incapacity is certified by two (2) independent licensed physicians. In the event that a Trustee is determined to be unable or incapable to perform his duties as Trustee and is subsequently rehabilitated so that he is able to perform the duties of Trustee hereunder, as certified by two (2) independent licensed physicians, then, such Trustee shall be reinstated to the position of Trustee replacing any successor Trustee who may have assumed the duties of Trustee pursuant hereto.
13. No Conflict of Interest. Except as herein provided, nothing contained in this Agreement shall disqualify the Trustee or incapacitate him from contracting with the Company as an employee, landlord or otherwise or from serving the Company or any of its subsidiaries and affiliates as officer or director, or in any other capacity, and in any such capacity receiving compensation.
14. Copies of the Agreement. Copies of this Agreement and any amendments hereto shall be filed in the principal office of the Company in Van Nuys, California and in the office of the Company in the State of Delaware, and shall be open to the inspection of any Certificate Holder or stockholder of the Company, daily during business hours.
15. Successors. All Voting Trust Certificates issued pursuant to this Agreement shall be issued, received and held subject to all the terms of this Agreement. Every person or entity entitled to receive Voting Trust Certificates representing shares of Stock, and their transferees and assigns, upon accepting the Voting Trust Certificates issued under this Agreement, shall be bound by the provisions of this Agreement.
16. Notices. All notices under this Agreement shall be in writing and shall be effective either (i) when delivered in person to the recipient at its address set forth below, or (ii) three business days after deposit of it in a sealed envelope in the United State mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the recipient as set forth below, whichever is earlier.

All notices to the Company shall be sent to:
Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
Attention: Louis L. Borick, President
All notices to the Trustee or Louis. L. Borick, individually, shall be sent to:
Mr. Louis L. Borick
c/o Superior Industries International, Inc.
7800 Woodley Avenue
Van Nuys, California 91406
All notices to Juanita A. Borick shall be sent to:
Ms. Juanita A. Borick
17527 Corinthian Drive
Encino, CA 91326
with a copy to:
Steven Borick
6315 Gulfton
Suite 3
Houston, Texas 77081
Such addresses may be changed by notice given in accordance with this Section 16.
17. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any of the other provisions of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision or provisions were omitted.
18. Prior Agreements. This Agreement supersedes all prior agreements and understandings , whether written or oral, among or between the parties to this Agreement with respect to all matters covered herein.
19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

20. Attorneys’ Fees. Should any suit be instituted to enforce or obtain a declaration of rights under this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees.
21. Applicable Law. This Agreement is to be construed by the laws of California.
22. Descriptive Headings. The section headings used in this Agreement are for reference and convenience only and shall not in any way limit or amplify the terms and provisions of this Agreement nor be used to interpret this Agreement.
23. Successors or Assigns. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors , personal representatives, successors and assigns.
24. Construction by Trustee. The Trustee is authorized and empowered to construe this Agreement and his reasonable construction made in good faith shall be conclusive and binding upon the Certificate Holder and upon all parties hereto.
25. Advice of Counsel. The parties agree and represent that they have been represented by their own counsel with regard to the execution of this Agreement.
Executed at Beverly Hills , California , this    22nd day of March, 1985 effective as of the date and year first above written.

JUANITA A. BORICK:

/s/ Juanita A. Borick

Juanita A. Borick

LOUIS L. BORICK:

/s/ Louis L. Borick

Louis L. Borick

THE TRUSTEE:
/s/ Louis L. Borick

Louis L. Borick

THE COMPANY:	SUPERIOR INDUSTRIES INTERNATIONAL, INC., a Delaware Corporation

	By:	/s/ Louis L. Borick

Louis L. Borick

By:

Ronald Feiner, Secretary

Exhibit “A”

Certificate No.	Number of Shares	Record Holder